Exhibit 99.1

Cohesant Technologies Reports Record Sales For the Third Quarter and First Nine
                             Months of Fiscal 2006

    INDIANAPOLIS--(BUSINESS WIRE)--Sept. 26, 2006--Cohesant
Technologies Inc. (Nasdaq:COHT) today reported record sales for the third quarter and first nine months of fiscal 2006.

    For the first nine months of fiscal 2006, consolidated net sales increased 25.9% to $19,628,750 from $15,584,746 realized in the 2005 period. The Company had consolidated net income of $1,260,899, an increase of 15.1% over the $1,095,865 earned in the prior year period. On a fully diluted per share basis, net income was $.39 for the first nine months of fiscal 2006 compared to $.40 last year.

    Equipment and Parts sales increased 7.3%, while Coatings' sales decreased 1.4%. Additionally, the Company generated $3,390,131 of Rehabilitation revenue and $133,472 of Licensee revenue in the current nine month period compared to $160,630 in Rehabilitation revenue and $39,841 in Licensee revenues in the 2005 period. Rehabilitation revenue is comprised of revenues from the renewal and replacement of plumbing lines and is conducted by the Company's Rehabilitation Services division, the operations of which were acquired in the CuraFlo acquisition in August 2005. Licensee revenue is comprised of license fees, equipment rental as well as other value added services.

    For the quarter ending August 31, 2006, consolidated net sales increased 13.3% to $6,370,753 from $5,620,990 realized in the third quarter of fiscal 2005. The Company had third quarter consolidated net income of $378,973, a decrease of 16.0% below the $451,244 earned in the comparable period. On a fully diluted per share basis, net income was $.12 in the 2006 period compared to $.16 in the 2005 quarter.

    Equipment and Parts sales were up 6.3% when compared to the prior year third quarter, while sales of Coatings decreased 12.6% from the prior period, due to weakness in business of the Raven Lining Systems division of CIPAR. The Company generated $884,609 of Rehabilitation revenue and $28,034 of Licensee revenue in the current period compared to $160,630 Rehabilitation revenue and $15,638 of Licensee revenue in the 2005 quarter.

    Morris H. Wheeler, the Company's President and Chief Executive Officer, stated, "GlasCraft has had a great start to the year and I am pleased with the continued strength of our Equipment and Parts businesses for the first nine months of the year. Our Rehabilitation Services division has also performed well during this period. We are hopeful that measures taken to address the weakness at Raven Lining Systems will begin to turn things around in the early part of FYE 2007. In addition, the recent Triton acquisition provided one of the final building blocks necessary to complete CIPAR's service offerings. These new offerings will complete the growth platform for our CIPAR subsidiary."

    In other matters, Stewart Nance, former President of Cohesant Materials, Inc., has become President of CIPAR Spincast Services Inc, the Cohesant division which last month acquired the Triton Spincast System. This new division will focus on protection and renewal of large diameter pipes under the CuraFlo brand. Additionally, Dr. David Dunn, former Vice President and Director of R&D for Loctite Corporation, has agreed to serve as the Director of Research and Development for CIPAR.

    Cohesant Technologies Inc., based in Indianapolis, Indiana is engaged in the protection and renewal of drinking water distribution systems and wastewater collection systems for municipal, industrial, commercial and residential infrastructure, the design, development, manufacture and sale of specialized dispense equipment systems, replacement parts and supplies used in the operation of the equipment and the design, development, manufacture and sale of specialty coatings. The Company markets its products under numerous trade names, including AquataPoxy, CuraFlo, CuraPoxy, GlasCraft, Guardian, Probler, Raven and Triton/CuraFlo.

    The Company's GlasCraft subsidiary manufactures, markets and sells high-quality equipment for metering, mixing and dispensing a wide variety of construction and other chemicals. Its CIPAR subsidiary accounts for its Licensee revenue and its Protection and Renewal Services revenue, as well as equipment sales to Certified Applicators and Licensed Dealers. CIPAR will include revenue from its Spincast Services operations commencing in the fourth quarter of 2006. Cohesant Materials manufactures and sells primarily to CIPAR corrosion protection and other specialty coatings used in the protection and renewal of infrastructure.



                          (Table follows)




                      COHESANT TECHNOLOGIES INC.
                  Summary Financial Data (Unaudited)
----------------------------------------------------------------------
                                 Three Months Ended Three Months Ended
                                  August 31, 2006    August 31, 2005
----------------------------------------------------------------------
Net sales                               $6,370,753         $5,620,990

Income before income taxes                 611,120            731,714

Net income                                $378,973           $451,244

Net income per share basic and
 diluted                                     $0.12              $0.16

Average number of common
  shares outstanding:
   Basic                                 3,151,045          2,753,320
   Diluted                               3,284,140          2,839,734

----------------------------------------------------------------------
                                 Nine Months Ended  Nine Months Ended
                                  August 31, 2006    August 31, 2005
----------------------------------------------------------------------
Net sales                              $19,628,750        $15,584,746

Income before income taxes               2,033,709          1,771,426

Net income                              $1,260,899         $1,095,865
Net income per share
   Basic                                     $0.40              $0.41
   Diluted                                   $0.39              $0.40
Average number of common
  shares outstanding
   Basic                                 3,135,317          2,674,008
   Diluted                               3,262,860          2,769,287


    Certain statements contained in this report that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statement. These risks and uncertainties include, but are not limited to, a slow-down in domestic and international markets for plural components dispensing systems, a reduction in growth of markets for the Company's epoxy coating systems, customer resistance to Company price increases, the successful integration of the CuraFlo and Triton acquisition and the Company's ability to expand its licensing and rehabilitation business.

    CONTACT: Cohesant Technologies Inc.
             Morris H. Wheeler, 317-871-7611